Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:            Randall E. Black
CEO & President
15 South Main Street
Mansfield, PA 16933
570-662-2121
570-662-2365

April 23, 2009

CITIZENS FINANCIAL SERVICES, INC. HOLDS ANNUAL MEETING

Mansfield, Pennsylvania – Citizens Financial Services, Inc. held its annual meeting on April 21, 2009 at the Tioga County Fairgrounds Main Building, 2258 Charleston Road, Wellsboro, Pennsylvania.

At the annual meeting, the following four Class 3 directors were elected to serve for three year terms and until their successors are elected and qualified: E. Gene Kosa, R. Joseph Landy, Roger C. Graham, Jr., and Robert W. Chappell.  These four Class 3 directors will serve until the April 2012 annual meeting.

The following corporate directors retained their positions but were not standing for election this year:  Carol J. Tama, R. Lowell Coolidge, Randall E. Black, Rinaldo A. DePaola, Mark L. Dalton, and Rudolph J. van der Hiel.

In addition, shareholders voted to ratify the appointment of S.R. Snodgrass, A.C., Certified Public Accountants, as the Company’s independent auditor for the fiscal year ending December 31, 2009.

Mr. Black, Chief Executive Officer and President of Citizens Financial Services, Inc. and First Citizens National Bank, presented the Company’s 2008 financial performance.  Financial highlights included a five year history on earnings per share, efficiency ratio (for First Citizens National Bank), and return on equity.  The Company’s performance was strong compared to the national peer on a return on equity and a return on assets basis.

Mr. Black spoke about the national recognition Citizens Financial Services received in 2008 when US Banker magazine listed Citizens Financial as one of the top 200 best performing community banks in the United States on return on average equity for a three year period.  Citizens Financial Services placed 154th in the nation.  Additionally, First Citizens National Bank was ranked 7th out of 143 Pennsylvania banks on total performance for 2008, as ranked by Financial Management Consulting Group.

Mr. Black also highlighted the Mansfield branch acquisition of Elmira Savings Bank, as well as our new building projects in Troy and Wellsboro, Pennsylvania.

Mr. Black introduced Marilyn Bok who spoke about the Community Foundation of the Twin Tiers, a non-for-profit organization that gives back to the community in the form of grants.  First Citizens’ total contributions and promotions surpassed $178,903 in 2008, of which $10,000 was given to the Community Foundation of the Twin Tiers, with another $10,000 donation to be given in 2009.